Exhibit 10.12

EXECUTION VERSION

Date:	November 10, 2021

To:	Wejo Limited (“Counterparty”)

Address:	ABC Building, 21-23 Quay Street, Manchester M3 4AE, England

From:	Each entity specified as a “Seller” on Annex I hereto, severally and not jointly (each the “Seller”)

Re:	OTC Equity Prepaid Forward Transaction

The purpose of this agreement (this “Confirmation”) is to confirm the terms and conditions of the transaction (the “Transaction”) entered into between Seller and Counterparty on the Trade Date specified below. Certain terms of the Transaction shall be as set forth in this Confirmation, with additional terms as set forth in a Pricing Date Notice (the “Pricing Date Notice”) in the form of Schedule A hereto. This Confirmation, together with the Pricing Date Notice, constitutes a “Confirmation” and the Transaction constitutes a separate “Transaction” as referred to in the ISDA Form (as defined below).

This Confirmation, together with the Pricing Date Notice, evidences a complete binding agreement between Seller and Counterparty as to the subject matter and terms of the Transaction to which this Confirmation relates and shall supersede all prior or contemporaneous written or oral communications with respect thereto.

The 2006 ISDA Definitions (the “Swap Definitions”) and the 2002 ISDA Equity Derivatives Definitions (the “Equity Definitions”, and with the Swap Definitions, the “Definitions”), each as published by the International Swaps and Derivatives Association, Inc., are incorporated into this Confirmation. If there is any inconsistency between the Definitions and this Confirmation, this Confirmation governs. If, in relation to the Transaction to which this Confirmation relates, there is any inconsistency between the ISDA Form, this Confirmation (including the Pricing Date Notice), the Swap Definitions and the Equity Definitions, the following will prevail for purposes of such Transaction in the order of precedence indicated: (i) this Confirmation (including the Pricing Date Notice); (ii) the Equity Definitions; (iii) the Swap Definitions, and (iv) the ISDA Form.

This Confirmation, together with the Pricing Date Notice, shall supplement, form a part of, and be subject to an agreement in the form of the 2002 ISDA Master Agreement (the “ISDA Form”) as if Seller and Counterparty had executed an agreement in such form (but without any Schedule except as set forth herein under “Schedule Provisions”) on the Trade Date of the Transaction.

It is understood and agreed that this document shall constitute a separate agreement with each party specified on Annex I attached hereto, as if each such party had executed a separate document naming only itself as Seller, and that no party specified on the Annex I shall have any liability under this document for the obligations of any other party so specified. For the avoidance of doubt, no Event of Default, Potential Event of Default or Termination Event under one Confirmation by any one Seller specified on Annex I will constitute an Event of Default, Potential Event of Default or Termination Event with respect to any other Seller specified on Annex I. With respect to any one such party, any references in this Confirmations to the ISDA Form shall be deemed to refer to the ISDA Form as prepared for such party. Counterparty acknowledges and agrees that the separation of assets, liabilities, and obligations of each separate Seller shall not be challenged, notwithstanding the fact that such agreements are included in a single document.

The terms of the particular Transaction to which this Confirmation relates are as follows:

General Terms

Type of Transaction:	Share Forward Transaction

Trade Date:	November 10, 2021

Pricing Date:	As specified in the Pricing Date Notice.

Effective Date:	One (1) Settlement Cycle following the Pricing Date

Valuation Date:	The second anniversary of the closing of Business Combination (as defined below) pursuant to the Agreement and Plan of Merger, dated as of May 28, 2021, between Wejo Group Limited (the “Company”), Yellowstone Merger Sub, Inc. (“Merger Sub”), Wejo Bermuda Limited, Counterparty and Issuer whereby Merger Sub will merge with and into Issuer, with Issuer being the surviving corporation in the merger and a direct, wholly-owned subsidiary of the Company, as reported on the Form 8-K filed by the Issuer on May 28, 2021 (the “Form 8-K”) (the “Business Combination”).

Pricing Date Notice:	Seller shall deliver to Counterparty a Pricing Date Notice as soon as practicable after, and on the same day as, the closing of the Business Combination occurs.

Seller:	Seller

Buyer:	Counterparty

Shares:	The Class A common stock of Issuer prior to the closing of the Business Combination; common shares of Company following the closing of the Business Combination

Issuer:	Virtuoso Acquisition Corp., a Delaware corporation (Ticker: “VOSOU”) prior to the closing of the Business Combination; Company following the closing of the Business Combination

Number of Shares:	“Total Purchased Shares Amount” as specified in the Pricing Date Notice (the “Total Purchased Shares Amount”), but in no event more than the Maximum Number of Shares. The Total Purchased Shares Amount is subject to reduction as described under “Optional Early Termination” and “Early Partial Settlement” provisions below.

Maximum Number of Shares:	7,500,000; provided that to the extent that two or more Sellers deliver a Pricing Date Notice to Counterparty, the aggregate of the Total Purchased Shares Amounts across all such Pricing Date Notices must not exceed 7,500,000.

Forward Price:	The Redemption Price (the “Redemption Price”) as defined in Section 9.2 of the Amended and Restated Certificate of Incorporation of Issuer filed with the Secretary of State of the State of Delaware on January 21, 2021, as amended from time to time (the “Certificate of Incorporation”).

Prepayment:	Applicable

Prepayment Amount:	An amount equal to 100% of the Forward Price multiplied by the Total Purchased Shares Amount. Counterparty will pay to Seller the Prepayment Amount at market open on the Prepayment Date.

Prepayment Date:	One (1) Local Business Day after the closing of the Business Combination

Variable Obligation:	Not applicable

Exchange(s):	Nasdaq Stock Market

Related Exchange(s):	All Exchanges

Reimbursement of Legal Fees:

On the Trade Date, Counterparty shall pay to all Sellers an amount (the “Trade Date Fee Amount”) equal to the lesser of (a) the attorney fees and other reasonable expenses related thereto incurred by the Sellers or their affiliates in connection with the Transactions entered into by the Sellers, on a several and not joint basis (the “Legal Fees”) and (b) $100,000 (the “Fee Cap Amount”).

If the Trade Date Fee Amount is less than the Fee Cap Amount, on the Effective Date, Counterparty shall pay to all Sellers an amount equal to the lesser of (a) the Legal Fees incurred by the Sellers but not reimbursed under the Trade Date Fee Amount and (b) Fee Cap Amount minus the Trade Date Fee Amount.

For the avoidance of doubt, notwithstanding the several and not joint nature of each Seller’s obligations hereunder, the “Reimbursement of Legal Fees” provisions will be calculated on an aggregate basis across all Sellers.

Settlement Terms

Settlement Method Election:	Not Applicable

Settlement Method:	Physical Settlement; provided that Section 9.2 of the Equity Definitions shall be amended by adding “or its designee” after “Buyer” in Section 9.2(a)(iii) and in the last paragraph thereof.

Settlement Currency:	USD

Excess Dividend Amount	Ex Amount

Optional Early Termination:

From time to time and on any Exchange Business Day following the date of closing of the Business Combination, Seller may, in its absolute discretion, terminate the Transaction in whole or in part by giving written notice to Counterparty (the “OET Notice”).

Seller will deliver the OET Notice within one (1) Business Day of a sale by Seller of any Shares after the date of closing of the Business Combination (excluding any sales pursuant to the “Early Partial Settlement” provisions below).

The OET Notice will specify the number of shares sold by Seller (the “Terminated Shares”) and the settlement date of the sale for such Terminated Shares (the “OET Settlement Date”). On each OET Settlement Date, (i) Seller shall pay to Counterparty an amount equal to the product of (x) the number of Terminated Shares and (y) the Forward Price; and (ii) the Total Purchased Shares Amount will be reduced by the number of Terminated Shares.

The remainder of the Transaction, if any, shall continue in accordance with its terms; provided that if the OET Settlement Date is also the stated Valuation Date, the remainder of the Transaction shall be settled in accordance with the other provisions of “Settlement Terms.”

Early Partial Settlement:

If a Share Excess Event occurs, Counterparty may deliver a written notice to Seller requesting early partial settlement of the Transaction (the “Early Settlement Notice”); provided that, (i) in the case of the 6-month Excess Event, the Early Settlement Notice may be delivered on any Exchange Business Day during the continuation of such Share Excess Event, and (ii) in the case of 1-year Excess Event, the Early Settlement Notice must be delivered within five (5) Local Business Days after such Share Excess Event occurs (unless such Share Excess Event occurs during a Blackout Period, then the Early Settlement Notice must be delivered within five (5) Local Business Days after the end of the Blackout Period).

As soon as practicable after receipt by Seller of an Early Settlement Notice, Seller will sell the Excess Shares, acting in its absolute discretion as to the manner and process of such sale, and on the Early Settlement Date pay to Counterparty an amount (the “Early Settlement Amount”) equal to the lesser of (a) the number of Excess Shares sold multiplied by the Forward Price and (b) the net sale proceeds received by Seller for such Excess Shares sold; provided that, if the Excess Shares are trading below the Forward Price, Counterparty may request, in the Early Settlement Notice, Seller to transfer the Excess Shares to the designee of Counterparty (the “Transfer”) instead of selling such shares in the market (such Excess Shares sold or transferred, the “Early Settled Shares”).

Seller shall effect the Transfer as soon as practicable after receipt by Seller of an Early Settlement Notice; provided that if on the date of, but prior to, the Transfer the trading price of Excess Shares is above the Forward Price, Seller shall not be obligated to effect the Transfer and may instead elect to sell the Excess Shares in accordance with the preceding paragraph as though the request for Transfer was not included in the Early Settlement Notice.

Seller’s obligations under this Transaction with respect to the Early Settled Shares shall be completely discharged upon the Transfer of the Excess Shares or the payment of the Early Settlement Amount, as applicable.

On each Early Settlement Date, the Total Purchased Shares Amount will be reduced by the Excess Shares sold or transferred on such date.

“Blackout Period” means the “Blackout Period” as defined in accordance with the Company’s insider trading policy.

“Early Settlement Date” means the date that Seller (a) in the case of a sale of Excess Shares, receives the net sale proceeds with respect to such Excess Shares or (ii) in the case of a Transfer of Excess Shares, effects the Transfer of such Excess Shares.

“Excess Shares” means (a) the amount of Shares held by Seller at the time of the Share Excess Event, minus (b)(i) in the case of the 6-month Excess Event, 75% of the Total Purchased Shares Amount of Shares, or (ii) in the case of the 1-year Excess Event, 50% of the Total Purchased Shares Amount of Shares.

“Share Excess Event” will occur if: (i) after the 6-month anniversary of closing of Business Combination, less than 25% of the Total Purchased Shares Amount of Shares (as specified in the Pricing Date Notice) have become Terminated Shares (the “6-month Excess Event”); or (ii) on the 1-year anniversary of closing of Business Combination, less than 50% of the Total Purchased Shares Amount of Shares (as specified in the Pricing Date Notice) have become Terminated Shares or Early Settled Shares (the “1-year Excess Event”) (in each case of (i) and (ii), determined as of 5 p.m. New York time on (x) with respect to the 6-month Excess Event, each Exchange Business Day, and (y) with respect to the 1-year Excess Event, on such 1-year anniversary (or if such date is not an Exchange Business Day, on the next Exchange Business Day).

Share Adjustments:

Method of Adjustment:	Calculation Agent Adjustment

Extraordinary Events:

Consequences of Merger Events:

Share-for-Share:	Calculation Agent Adjustment

Share-for-Other:	Cancellation and Payment

Share-for-Combined:	Component Adjustment

Tender Offer:	Applicable; provided, however, that Section 12.1(d) of the Equity Definitions is hereby amended by adding “, or of the outstanding Shares,” before “of the Issuer” in the fourth line thereof. Sections 12.1(e) and 12.1(l)(ii) of the Equity Definitions are hereby amended by adding “or Shares, as applicable,” after “voting shares”.

Consequences of Tender Offers:

Share-for-Share:	Calculation Agent Adjustment

Share-for-Other:	Calculation Agent Adjustment

Share-for-Combined:	Calculation Agent Adjustment

Composition of Combined Consideration:	Not Applicable

Nationalization, Insolvency or Delisting:

Cancellation and Payment (Calculation Agent Determination); provided that the definition of “Delisting” is hereby deleted in its entirety and replaced with the following:

“Delisting” means that the Exchange announces that the Shares cease (or will cease) to be listed, traded or publicly quoted on the Exchange for any reason (and are not immediately re-listed, re-traded or re-quoted on any of the New York Stock Exchange, the Nasdaq Stock Market (including Nasdaq Global Select Market, the Nasdaq Capital Market or the Nasdaq Global Market) (or their respective successors) or such other exchange or quotation system which, in the determination of the Calculation Agent, has liquidity comparable to the aforementioned exchanges; if the Shares are immediately re-listed, re-traded or re-quoted on any such exchange or quotation system, such exchange or quotation system shall be deemed to be the Exchange.

Notwithstanding anything to the contrary in the Definitions or the ISDA Form, if Delisting occurs prior to closing of the Business Combination, Counterparty will pay to Seller on the day of such Delisting the “Cancellation Amount” equal to 100% of the Forward Price multiplied by the number of Shares held by Seller as of such date (the “Total Delisted Shares”) and, upon the receipt of such Cancellation Amount, the Seller will, at its option, either transfer the Total Delisted Shares to Counterparty (or its designee) or sell the Total Delisted Shares in the market and pay to Counterparty an amount equal to the Forward Price multiplied by the number of Delisted Shares sold. Seller’s obligations under this Transaction with respect to the Delisted Shares shall be completely discharged upon such transfer or payment, as applicable.

Business Combination Exclusion:	Notwithstanding the foregoing or any other provision herein, the parties agree that the Business Combination shall not constitute a Merger Event, Tender Offer, Delisting or any other Extraordinary Event hereunder.

Additional Disruption Events:

(a) Change in Law:	Applicable; provided that Section 12.9(a)(ii) of the Equity Definitions is hereby amended by adding the words “(including, for the avoidance of doubt and without limitation, adoption or promulgation of new regulations authorized or mandated by existing statute)” after the word “regulation” in the second line thereof.

(a) Failure to Deliver:	Not Applicable

(b) Insolvency Filing:	Applicable

(c) Hedging Disruption:	Not Applicable

(d) Increased Cost of Hedging:	Not Applicable

(e) Loss of Stock Borrow:	Not Applicable

(f) Increased Cost of Stock Borrow:	Not Applicable

Determining Party:	For all applicable events, Seller, unless (i) an Event of Default, Potential Event of Default or Termination Event has occurred and is continuing with respect to Seller, or (ii) if Seller fails to perform its obligations as Determining Party, in which case a Third Party Dealer (as defined below) in the relevant market selected by Counterparty will be the Determining Party.

Additional Provisions:

Calculation Agent:	Seller, unless (i) an Event of Default, Potential Event of Default or Termination Event has occurred and is continuing with respect to Seller, or (ii) if Seller fails to perform its obligations as Calculation Agent, in which case an unaffiliated leading dealer in the relevant market selected by Counterparty will be the Calculation Agent.

Non-Reliance:	Applicable

Agreements and Acknowledgements Regarding Hedging Activities:	Applicable

Additional Acknowledgements:	Applicable

Schedule Provisions:

Specified Entity:	In relation to both Seller and Counterparty for the purpose of: Section 5(a)(v), Not Applicable Section 5(a)(vi), Not Applicable Section 5(a)(vii), Not Applicable Section 5(b)(v), Not Applicable

Cross-Default	The “Cross-Default” provisions of Section 5(a)(vi) of the ISDA Form will not apply to either party.

Credit Event Upon Merger	The “Credit Event Upon Merger” provisions of Section 5(b)(v) of the ISDA Form will not apply to either party.

Automatic Early Termination:	The “Automatic Early Termination” of Section 6(a) of the ISDA Form will not apply to either party.

Termination Currency:	United States Dollars

Additional Termination Event:

Will apply to Seller and will apply to Counterparty. The occurrence of the following event shall constitute an Additional Termination Event in respect of which Seller and Counterparty shall both be Affected Parties:

The Business Combination fails to close on or before December 31, 2021.

If this Transaction terminates due to the occurrence of the foregoing Additional Termination Event, then, subject to the immediately following sentence, no further payments or deliveries shall be due by either Seller to Counterparty or Counterparty to Seller in respect of the Transaction, including without limitation in respect of any settlement amount, breakage costs or any amounts representing the future value of the Transaction, and neither party shall have any further obligation under the Transaction and, for the avoidance of doubt and without limitation, no payments will have accrued or be due under Sections 2, 6 or 11 of the ISDA Form. Notwithstanding the foregoing, Counterparty’s obligations set forth under the captions, “‘Reimbursement of Legal Fees,” and “Other Provisions — (d) Indemnification” shall survive any termination due to the occurrence of the foregoing Additional Termination Event.

Additional Event of Default:

Notwithstanding anything to the contrary in the ISDA Form, failure by Counterparty to pay the Prepayment Amount on the Prepayment Date shall be an additional Event of Default with respect to Counterparty as the Defaulting Party (the “Prepayment Amount Event of Default”) and shall not constitute an Event of Default under Section 5(a)(i) of the ISDA Form.

If the Prepayment Amount Event of Default occurs, on the third (3rd) Business Day after the Prepayment Date and on each weekly anniversary thereafter until the Prepayment Amount plus all amounts due under Section 9(h)(i)(1) of the ISDA Form are paid to Seller in full, the Prepayment Amount will increase by $5,000,000 up to a cap of $150,000,000. For the avoidance of doubt, the calculation of the Early Termination Amount under the ISDA Form will take into account the increase in the Prepayment Amount payable pursuant to this paragraph.

With respect to the Prepayment Amount Event of Default only, “Default Rate” in the ISDA Form means a rate per annum equal to the cost (without proof or evidence of any actual cost) to the relevant payee (as certified by it) if it were to fund or of funding the relevant amount plus 2% per annum.

Notwithstanding the several and not joint nature of each Seller’s obligations hereunder, the $5,000,000 increases and $150,000,000 cap set forth above will be calculated on an aggregate basis across all Sellers, pro rata to their respective share of the Number of Shares.

Governing Law:	New York law (without reference to choice of law doctrine)

Credit Support Document:	With respect to Seller and Counterparty, None.

Credit Support Provider:	With respect to Seller and Counterparty, None.

Local Business Days:

Seller specifies the following places for the purposes of the definition of Local Business Day as it applies to it: New York.

Counterparty specifies the following places for the purposes of the definition of Local Business Day as it applies to it: New York.

Representations, Warranties and Covenants

Each of Counterparty and Seller represents and warrants to, and covenants and agrees with, the other as of the date on which it enters into the Transaction that (in the absence of any written agreement between the parties that expressly imposes affirmative obligations to the contrary for the Transaction):

(a)	Non-Reliance. It is acting for its own account, and it has made its own independent decisions to enter into the Transaction and as to whether the Transaction is appropriate or proper for it based upon its own judgment and upon advice from such advisers as it has deemed necessary. It is not relying on any communication (written or oral) of the other party as investment advice or as a recommendation to enter into the Transaction, it being understood that information and explanations related to the terms and conditions of the Transaction will not be considered investment advice or a recommendation to enter into the Transaction. No communication (written or oral) received from the other party will be deemed to be an assurance or guarantee as to the expected results of the Transaction.

(b)	Assessment and Understanding. It is capable of assessing the merits of and understanding (on its own behalf or through independent professional advice), and understands and accepts, the terms, conditions and risks of the Transaction. It is also capable of assuming, and assumes, the risks of the Transaction.

(c)	Non-Public Information. It is in compliance with Section 10(b) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

(d)	Eligible Contract Participant. It is an “eligible contract participant” under, and as defined in, the Commodity Exchange Act (7 U.S.C. § 1a(18)) and CFTC regulations (17 CFR § 1.3).

(e)	Private Placement. It (i) is an “accredited investor” as such term is defined in Regulation D as promulgated under the Securities Act of 1933, as amended (the “Securities Act”), (ii) is entering into the Transaction for its own account without a view to the distribution or resale thereof and (iii) understands that the assignment, transfer or other disposition of the Transaction has not been and will not be registered under the Securities Act.

(f)	Investment Company Act. It is not and, after giving effect to the Transaction, will not be required to register as an “investment company” under, and as such term is defined in, the Investment Company Act of 1940, as amended.

(g)	Authorization. The Transaction has been entered into pursuant to authority granted by its board of directors or other governing authority. It has no internal policy, whether written or oral, that would prohibit it from entering into any aspect of the Transaction.

Counterparty represents and warrants to, and covenants and agrees with Seller as of the date on which it enters into the Transaction that (in the absence of any written agreement between the parties that expressly imposes affirmative obligations to the contrary for the Transaction):

(a)	Total Assets. It has total assets of at least $37,642,000 as of the date hereof.

(b)	Non-Reliance. Without limiting the generality of Section 13.1 of the Equity Definitions, Counterparty acknowledges that Seller is not making any representations or warranties or taking any position or expressing any view with respect to the treatment of the Transaction under any accounting standards.

(c)	Solvency. Counterparty is, and shall be as of the date of any payment or delivery by Counterparty under the Transaction, solvent and able to pay its debts as they come due, with assets having a fair value greater than liabilities and with capital sufficient to carry on the businesses in which it engages. Counterparty: (i) has not engaged in and will not engage in any business or transaction after which the property remaining with it will be unreasonably small in relation to its business, (ii) has not incurred and does not intend to incur debts beyond its ability to pay as they mature, and (iii) as a result of entering into and performing its obligations under the Transaction, (a) it has not violated and will not violate any relevant state law provision applicable to the acquisition or redemption by an issuer of its own securities and (b) it would not be nor would it be rendered “insolvent” (as such term is defined under Section 101(32) of the Bankruptcy Code).

(d)	Public Reports. Counterparty is and will remain in compliance with its reporting obligations under the Securities Act and the Exchange Act, and all reports and other documents filed (or to be filed) by Counterparty with the Securities and Exchange Commission pursuant to the Securities Act and the Exchange Act, when considered as a whole (with the most recent such reports and documents deemed to amend inconsistent statements contained in any earlier such reports and documents), do not contain any untrue statement of a material fact or any omission of a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading.

(e)	No Distribution. Counterparty is not entering into the Transaction to facilitate a distribution of the Shares (or any security that may be converted into or exercised or exchanged for Shares, or whose value under its terms may in whole or in significant part be determined by the value of the Shares) or in connection with any future issuance of securities.

(f)	Form 8-K. Counterparty will not file, and cause the Issuer to not file, with the Securities and Exchange Commission any Form 8-K that includes any disclosure regarding this Confirmation or the Transaction without consulting with and reasonably considering any comments received from Seller.

(g)	No Affiliation. Counterparty, to the best of its knowledge, and each other person that is directly or indirectly through one or more intermediates controlling or controlled by or under common control with Counterparty is not to be considered and shall not become or be considered an “affiliate” (as defined in Rule 144 under the Securities Act) of Seller at any time during the term of the Transaction.

(h)	No Violation or Conflict. The execution, delivery and performance by Counterparty of this Confirmation and the Transaction hereunder (including any payment required hereunder) do not (and will not) (x) violate or conflict with (i) any law, statute, rule or regulation applicable to Wejo Group, (ii) any provision of Wejo Group’s constitutional documents (including any articles of incorporation, operating agreements or by-laws), (iii) any order or judgment of any court or agency of government applicable to Wejo Group or any of Wejo Group’s assets, or (iv) any provision of any indenture, certificate of designation for preferred stock, agreement or other instrument to which the Wejo Group is a party or by which it or its property may be bound, or (y) result in a breach of or constitute (alone or with due notice or lapse of time or both) a default under, give rise to a right of or result in any cancellation or acceleration of any right or obligation (including any payment) under any such indenture, certificate of designation for preferred stock, agreement or other instrument.

“Wejo Group” means Counterparty, the Company and any of their subsidiaries.

(i)	Compliance with Laws. None of Wejo Group and its properties or assets is in violation of (nor will the continued operation of their material properties and assets as currently conducted violate) any law, rule or regulation (including any zoning, building, ordinance, code or approval or any building permit) or is in default with respect to any judgment, writ, injunction or decree of any governmental authority.

(j)	No Filings. Other than the filing of the Form 8-K referred to in paragraph (f) above, neither the Counterparty nor the Issuer have to make any regulatory or governmental filings or receive any regulatory or governmental approvals related to the Transaction.

Seller represents and warrants to, and covenants and agrees with Counterparty as of the date on which it enters into the Transaction and each other date specified that (in the absence of any written agreement between the parties that expressly imposes affirmative obligations to the contrary for the Transaction):

(a)	Regulatory Filings. Seller is in compliance with all material regulatory filings relating to the Issuer and the Transaction.

(b)	No Affiliation. Seller and each other person that is directly or indirectly through one or more intermediates controlling or controlled by or under common control with the Seller is not to be considered and shall not become or be considered an “affiliate” (as defined in Rule 144 under the Securities Act) of the Counterparty at any time during the term of the Transaction.

Transactions by Seller in the Shares

(a)	Seller hereby waives the redemption rights (“Redemption Rights”) set forth in Section 9.2 of the Certificate of Incorporation in connection with the Business Combination with respect to Shares it acquires from holders of Shares other than the Issuer or affiliates of the Issuer (each, a “Third Party Shareholder”) who have redeemed Shares or indicated an interest in redeeming Shares pursuant to the Redemption Rights during the period (the “Hedging Period”) beginning on the date of execution of this Confirmation and ending at the earlier of (x) the time reversals of redemptions in connection with the Business Combination are no longer permitted, (y) the date that a Delisting occurs, or (z) the date that a Potential Event of Default, Event of Default or a Termination Event occurs with respect to Counterparty as the Defaulting Party or the Affected Party (the Shares so acquired, the “Subject Shares”). For the avoidance of doubt, Seller may sell or otherwise transfer or dispose of any of the Subject Shares or any other shares or securities of the Issuer in one or more public or private transactions at any time; provided that, if such sales of Subject Shares are to be settled during the Hedging Period, such transferee also agrees to waive Redemption Rights with respect to such Subject Shares; and provided further, that upon the settlement of any sale of Subject Shares after closing of Business Combination, “Optional Early Termination” provisions above shall apply. Any Subject Shares sold by Seller during the term of the Transaction will cease to be Subject Shares.

(b)	Seller will give written notice to Counterparty of any sale of Subject Shares by Seller that settles during the Hedging Period within one (1) Local Business Day following the date of such sale, such notice to include the date of the sale and the number of Subject Shares sold.

No Arrangements

Seller and Counterparty each acknowledge and agree that: (i) there are no voting, hedging or settlement arrangements between Seller and Counterparty with respect to any Shares or the Issuer, other than those set forth herein; (ii) although Seller may hedge its risk under the Transaction in any way Seller determines, Seller has no obligation to hedge with the purchase or maintenance of any Shares or otherwise; (iii) Counterparty will not be entitled to any voting rights in respect of any of the Shares underlying the Transaction unless and until it acquires such Shares; and (iv) Counterparty will not seek to influence Seller with respect to the voting of any Hedge Positions of Seller consisting of Shares unless and until it acquires such Shares.

Wall Street Transparency and Accountability Act

In connection with Section 739 of the Wall Street Transparency and Accountability Act of 2010 (“WSTAA”), the parties hereby agree that neither the enactment of WSTAA or any regulation under WSTAA, nor any requirement under WSTAA or an amendment made by WSTAA, nor any similar legal certainty provision in any legislation enacted, or rule or regulation promulgated, on or after the date of this Confirmation, shall limit or otherwise impair either party’s otherwise applicable rights to terminate, renegotiate, modify, amend or supplement this Confirmation or the ISDA Form, as applicable, arising from a termination event, force majeure, illegality, increased costs, regulatory change or similar event under this Confirmation, the Equity Definitions incorporated herein, or the ISDA Form.

Address for Notices

Notice to Seller:

c/o the Investment Manager listed in Annex I

9 West 57th Street, New York NY 10019

Attention: Joseph D. Glatt

Telephone No.: 212-822-0456

Email: jglatt@apollo.com

With a mandatory copy to:

Attention: Ryan Simes

Email: rsimes@apollo.com

Attention: Michael Lotito

Email: mlotito@apollo.com

Notice to Counterparty:

Wejo Limited

ABC Building

21-23 Quay Street

Manchester M3 4AE

Attention: Mina Bhama

Email: mina.bhama@wejo.com

Account Details

Account details for Seller: To be advised.

Account details for Counterparty: To be advised.

Other Provisions.

(a)	Rule 10b5-1.

(i)	Counterparty represents and warrants to Seller that Counterparty is not entering into the Transaction to create actual or apparent trading activity in the Shares (or any security convertible into or exchangeable for the Shares) or to raise or depress or otherwise manipulate the price of the Shares (or any security convertible into or exchangeable for the Shares) for the purpose of inducing the purchase or sale of such securities or otherwise in violation of the Exchange Act, and Counterparty represents and warrants to Seller that Counterparty has not entered into or altered, and agrees that Counterparty will not enter into or alter, any corresponding or hedging transaction or position with respect to the Shares. Counterparty acknowledges that it is the intent of the parties that the Transaction comply with the requirements of paragraphs (c)(1)(i)(A) and (B) of Rule 10b5-1 under the Exchange Act (“Rule 10b5-1”) and the Transaction shall be interpreted to comply with the requirements of Rule 10b5-1(c).

(ii)	Counterparty agrees that it will not seek to control or influence Seller’s decision to make any “purchases or sales” (within the meaning of Rule 10b5-1(c)(1)(i)(B)(3)) under the Transaction, including, without limitation, Seller’s decision to enter into any hedging transactions. Counterparty represents and warrants that it has consulted with its own advisors as to the legal aspects of its adoption and implementation of this Confirmation and the Transaction under Rule 10b5-1.

(iii)	Counterparty acknowledges and agrees that any amendment, modification, waiver or termination of this Confirmation must be effected in accordance with the requirements for the amendment or termination of a “plan” as defined in Rule 10b5-1(c). Without limiting the generality of the foregoing, Counterparty acknowledges and agrees that any such amendment, modification, waiver or termination shall be made in good faith and not as part of a plan or scheme to evade the prohibitions of Rule 10b-5, and no such amendment, modification or waiver shall be made at any time at which Counterparty or any officer, director, manager or similar person of Counterparty is aware of any material non-public information regarding Counterparty or the Shares.

(b)	Repurchase Notices. Counterparty shall, on any day on which Counterparty effects any repurchase of Shares, promptly give Seller a written notice of such repurchase (a “Repurchase Notice”) on such day if following such repurchase, the number of outstanding Shares as determined on such day is (i) less than the number of Shares outstanding that would result in the percentage of total Shares outstanding represented by the number of Shares underlying the Transaction increasing by 0.10% (in the case of the first such notice) or (ii) thereafter more than the number of Shares that would need to be repurchased to result in the percentage of total Shares outstanding represented by the number of Shares underlying the Transaction increasing by a further 0.10% less than the number of Shares included in the immediately preceding Repurchase Notice. Counterparty agrees to indemnify and hold harmless Seller and its affiliates and their respective officers, directors, employees, affiliates, advisors, agents and controlling persons (each, an “Indemnified Person”) from and against any and all losses (including losses relating to Seller’s hedging activities as a consequence of remaining or becoming a Section 16 “insider” following the closing of the Business Combination, including without limitation, any forbearance from hedging activities or cessation of hedging activities and any losses in connection therewith with respect to the Transaction), claims, damages, judgments, liabilities and expenses (including reasonable attorney’s fees), joint or several, which an Indemnified Person may become subject to, as a result of Counterparty’s failure to provide Seller with a Repurchase Notice on the day and in the manner specified in this paragraph, and to reimburse, within thirty (30) days, upon written request, each of such Indemnified Persons for any reasonable legal or other expenses incurred in connection with investigating, preparing for, providing testimony or other evidence in connection with or defending any of the foregoing; provided, however, for the avoidance of doubt, Counterparty has no indemnification or other obligations with respect to Seller becoming a Section 16 “insider” prior to the closing of the Business Combination. If any suit, action, proceeding (including any governmental or regulatory investigation), claim or demand shall be brought or asserted against the Indemnified Person as a result of Counterparty’s failure to provide Seller with a Repurchase Notice in accordance with this paragraph, such Indemnified Person shall promptly notify Counterparty in writing, and Counterparty, upon request of the Indemnified Person, shall retain counsel reasonably satisfactory to the Indemnified Person to represent the Indemnified Person and any others Counterparty may designate in such proceeding and shall pay the fees and expenses of such counsel related to such proceeding. Counterparty shall not be liable for any settlement of any proceeding contemplated by this paragraph that is effected without its written consent, but if settled with such consent or if there be a final judgment for the plaintiff, Counterparty agrees to indemnify any Indemnified Person from and against any loss or liability by reason of such settlement or judgment. Counterparty shall not, without the prior written consent of the Indemnified Person, effect any settlement of any pending or threatened proceeding contemplated by this paragraph that is in respect of which any Indemnified Person is or could have been a party and indemnity could have been sought hereunder by such Indemnified Person, unless such settlement includes an unconditional release of such Indemnified Person from all liability on claims that are the subject matter of such proceeding on terms reasonably satisfactory to such Indemnified Person. If the indemnification provided for in this paragraph is unavailable to an Indemnified Person or insufficient in respect of any losses, claims, damages or liabilities referred to therein, then Counterparty hereunder, in lieu of indemnifying such Indemnified Person thereunder, shall contribute to the amount paid or payable by such Indemnified Person as a result of such losses, claims, damages or liabilities. The remedies provided for in this paragraph are not exclusive and shall not limit any rights or remedies which may otherwise be available to any Indemnified Person at law or in equity. The indemnity and contribution agreements contained in this paragraph shall remain operative and in full force and effect regardless of the termination of the Transaction.

(c)	Transfer or Assignment. The rights and duties under this Confirmation may not be transferred or assigned by any party hereto without the prior written consent of the other party, such consent not to be unreasonably withheld; provided that Counterparty’s consent shall not be required for any transfer by Seller, in whole or in part, to an affiliate or successor of Seller. If at any time following the closing of the Business Combination at which (A) the Section 16 Percentage exceeds 9.9%, or (B) the Share Amount exceeds the Applicable Share Limit (if any applies) (any such condition described in clause (A) or (B), an “Excess Ownership Position”), Seller is unable after using its commercially reasonable efforts to effect a transfer or assignment of a portion of the Transaction to a third party on pricing terms reasonably acceptable to Seller and within a time period reasonably acceptable to Seller such that no Excess Ownership Position exists, then Seller may designate any Exchange Business Day as an Early Termination Date with respect to a portion of the Transaction (the “Terminated Portion”), such that following such partial termination no Excess Ownership Position exists. In the event that Seller so designates an Early Termination Date with respect to a portion of the Transaction, a portion of the Shares with respect to the Transaction shall be delivered to Counterparty as if the Early Termination Date was the Valuation Date in respect of a Transaction having terms identical to the Transaction and a Number of Shares equal to the number of Shares underlying the Terminated Portion. The “Section 16 Percentage” as of any day is the fraction, expressed as a percentage, as determined by Seller, (A) the numerator of which is the number of Shares that Seller and each person subject to aggregation of Shares with Seller under Section 13 or Section 16 of the Exchange Act and rules promulgated thereunder and all persons who may form a “group” (within the meaning of Rule 13d-5(b)(1) of the Exchange Act) with Seller directly or indirectly beneficially own (as defined under Section 13 or Section 16 of the Exchange Act and rules promulgated thereunder) (the “Seller Group” ) and (B) the denominator of which is the number of Shares outstanding.

The “Share Amount” as of any day is the number of Shares that Seller and any person whose ownership position would be aggregated with that of Seller and any group (however designated) of which Seller is a member (Seller or any such person or group, a “Seller Person”) under any law, rule, regulation, regulatory order or organizational documents or contracts of Counterparty that are, in each case, applicable to ownership of Shares (“Applicable Restrictions”), owns, beneficially owns, constructively owns, controls, holds the power to vote or otherwise meets a relevant definition of ownership under any Applicable Restriction, as determined by Seller in its sole discretion.

The “Applicable Share Limit” means a number of Shares equal to (A) the minimum number of Shares that could give rise to reporting or registration obligations or other requirements (including obtaining prior approval from any person or entity) of a Seller Person, or could result in an adverse effect on a Seller Person, under any Applicable Restriction, as determined by Seller in its sole discretion, minus (B) 0.1% of the number of Shares outstanding.

(d)	Indemnification. Counterparty agrees to indemnify and hold harmless Seller, its affiliates and its assignees and their respective directors, officers, employees, agents and controlling persons (each such person being an “Indemnified Party”) from and against any and all losses (but not including financial losses to an Indemnified Party relating to the economic terms of the Transaction provided that Counterparty performs its obligations under this Confirmation in accordance with its terms), claims, damages and liabilities (or actions in respect thereof), joint or several, incurred by or asserted against such Indemnified Party arising out of, in connection with, or relating to, any breach of any covenant or representation made by Counterparty in this Confirmation or the ISDA Form; provided, however, Counterparty has no indemnification obligations with respect to any loss, claim, damage, liability or expense related to the manner in which Seller sells the Subject Shares or any other Shares owned by Seller. Counterparty will not be liable under the foregoing indemnification provision to the extent that any loss, claim, damage, liability or expense is found in a nonappealable judgment by a court of competent jurisdiction to have resulted from Seller’s material breach of any covenant, representation or other obligation in this Confirmation or the ISDA Form or from Seller’s willful misconduct, gross negligence or bad faith in performing the services that are subject of the Transaction. If for any reason the foregoing indemnification is unavailable to any Indemnified Party or insufficient to hold harmless any Indemnified Party, then Counterparty shall contribute, to the maximum extent permitted by law, to the amount paid or payable by the Indemnified Party as a result of such loss, claim, damage or liability. In addition (and in addition to any other reimbursement of legal fees and expenses contemplated by this Confirmation), Counterparty will reimburse any Indemnified Party for all expenses (including reasonable counsel fees and expenses) as they are incurred in connection with the investigation of, preparation for or defense or settlement of any pending or threatened claim or any action, suit or proceeding arising therefrom relating to such claims indemnifiable by Counterparty hereunder, whether or not such Indemnified Party is a party thereto and whether or not such claim, action, suit or proceeding is initiated or brought by or on behalf of Counterparty. Counterparty also agrees that no Indemnified Party shall have any liability to Counterparty or any person asserting claims on behalf of or in right of Counterparty in connection with or as a result of any matter referred to in this Confirmation except to the extent that any losses, claims, damages, liabilities or expenses incurred by Counterparty result from such Indemnified Party’s breach of any covenant, representation or other obligation in this Confirmation or the ISDA Form or from the gross negligence, willful misconduct or bad faith of the Indemnified Party. The provisions of this paragraph shall survive the completion of the Transaction contemplated by this Confirmation and any assignment and/or delegation of the Transaction made pursuant to the ISDA Form or this Confirmation shall inure to the benefit of any permitted assignee of Seller.

(e)	Amendments to Equity Definitions.

(i)	Section 11.2(a) of the Equity Definitions is hereby amended by (i) replacing the words “a diluting or concentrative” with the word “an” and adding the phrase “or such Transaction” at the end thereof;

(ii)	The first sentence of Section 11.2(c) of the Equity Definitions, prior to clause (A) thereof, is hereby amended to read as follows: ‘(c) If “Calculation Agent Adjustment” is specified as the Method of Adjustment in the related Confirmation of a Share Option Transaction or Share Forward Transaction, then, following the announcement or occurrence of any Potential Adjustment Event, the Calculation Agent will determine whether such Potential Adjustment Event has an economic effect on the Transaction and, if so, will (i) make appropriate adjustment(s), if any, to any one or more of:’ and the portion of such sentence immediately preceding clause (ii) thereof is hereby amended by deleting the words “diluting or concentrative”; and

(iii)	Section 11.2(e)(vii) of the Equity Definitions is hereby amended by (i) replacing the words “a diluting or concentrative” with the word “an” and (ii) adding the phrase “or the relevant Transaction” at the end thereof; and

(iv)	Section 12.6(a)(ii) of the Equity Definitions is hereby amended by (i) deleting from the fourth line thereof the word “or” after the word “official” and inserting a comma therefor, and (ii) deleting the semi-colon at the end of subsection (B) thereof and inserting the following words therefor “or (C) the occurrence of any of the events specified in Section 5(a)(vii)(1) through (9) of the ISDA Form with respect to that Issuer.”

(v)	Section 12.9(b)(i) of the Equity Definitions is hereby amended by (i) replacing “either party may elect” with “Seller may elect” and (ii) replacing “notice to the other party” with “notice to Counterparty” in the first sentence of such section.

(f)	Waiver of Jury Trial. Each party waives, to the fullest extent permitted by applicable law, any right it may have to a trial by jury in respect of any suit, action or proceeding relating to the Transaction. Each party (i) certifies that no representative, agent or attorney of either party has represented, expressly or otherwise, that such other party would not, in the event of such a suit, action or proceeding, seek to enforce the foregoing waiver and (ii) acknowledges that it and the other party have been induced to enter into the Transaction, as applicable, by, among other things, the mutual waivers and certifications provided herein.

(g)	Tax Disclosure. Effective from the date of commencement of discussions concerning the Transaction, each party and each of its employees, representatives, or other agents may disclose to any and all persons, without limitation of any kind, the tax treatment and tax structure of the Transaction and all materials of any kind (including opinions or other tax analyses) that are provided to such party relating to such tax treatment and tax structure.

(h)	Securities Contract; Swap Agreement. The parties hereto intend for (i) the Transaction to be (a) a “securities contract” as defined in the Bankruptcy Code, in which case each payment and delivery made pursuant to the Transaction is a “termination value,” “payment amount” or “other transfer obligation” within the meaning of Section 362 of the Bankruptcy Code and a “settlement payment,” within the meaning of Section 546 of the Bankruptcy Code, and (b) a “swap agreement” as defined in the Bankruptcy Code, with respect to which each payment and delivery hereunder or in connection herewith is a “termination value,” “payment amount” or “other transfer obligation” within the meaning of Section 362 of the Bankruptcy Code and a “transfer,” as such term is defined in Section 101(54) of the Bankruptcy Code and a “payment or other transfer of property” within the meaning of Sections 362 and 546 of the Bankruptcy Code, and the parties hereto to be entitled to the protections afforded by, among other Sections, Sections 362(b)(6), 362(b)(17), 546(e), 546(g), 555 and 560 of the Bankruptcy Code, (ii) a party’s right to liquidate, terminate and accelerate the Transaction and to exercise any other remedies upon the occurrence of any Event of Default under the ISDA Form with respect to the other party to constitute a “contractual right” as described in the Bankruptcy Code, and (iii) each payment and delivery of cash, securities or other property hereunder to otherwise constitute a “margin payment” or “settlement payment” and a “transfer” as defined in the Bankruptcy Code.

(i)	Process Agent. For the purposes of Section 13(c) of the ISDA Form:

Seller appoints as its Process Agent: None

Counterparty appoints as its Process Agent: None.

[Signature page follows]

Please confirm that the foregoing correctly sets forth the terms of our agreement by executing a copy of this Confirmation and returning it to us at your earliest convenience.

Very truly yours,

Apollo A-N Credit Management, LLC as advisor on behalf of each Seller listed on Annex I for which it is identified as the Investment Manager

By:	/s/ Joseph D. Glatt
Name: Joseph D. Glatt
Title: Vice President

Apollo Atlas Management, LLC as advisor on behalf of each Seller listed on Annex I for which it is identified as the Investment Manager

By:	/s/ Joseph D. Glatt
Name: Joseph D. Glatt
Title: Vice President

Apollo ST Fund Management LLC as advisor on behalf of each Seller listed on Annex I for which it is identified as the Investment Manager

By:	/s/ Joseph D. Glatt
Name: Joseph D. Glatt
Title: Vice President

Apollo PPF Credit Strategies Management, LLC as advisor on behalf of each Seller listed on Annex I for which it is identified as the Investment Manager

By:	/s/ Joseph D. Glatt
Name: Joseph D. Glatt
Title: Vice President

Apollo SPAC Management I, L.P., as advisor on behalf of each Seller listed on Annex I for which it is identified as the Investment Manager

By:	/s/ Joseph D. Glatt
Name: Joseph D. Glatt
Title: Authorized Signatory

Agreed and accepted by:

WEJO LIMITED

By:	/s/ John Maxwell
Name: John Maxwell
Title: Chief Financial Officer

SCHEDULE A

FORM OF PRICING DATE NOTICE

Date:	[ ], 2021

To:	Wejo Limited (“Counterparty”)

Address:	ABC Building, 21-23 Quay Street, Manchester M3 4AE

Phone:	+44 8002 343065

From:	[Apollo A-N Credit Fund (Delaware), L.P./ Apollo Atlas Master Fund, LLC/ Apollo Credit Strategies Master Fund Ltd./ Apollo PPF Credit Strategies, LLC/ Apollo SPAC Fund I, L.P] (“Seller”)

Re:	OTC Equity Prepaid Forward Transaction

1.This Pricing Date Notice supplements, forms part of, and is subject to the Confirmation Re: OTC Equity Prepaid Forward Transaction dated as of November 10, 2021 (the “Confirmation”) between Counterparty and Seller, as amended and supplemented from time to time. All provisions contained in the Confirmation govern this Pricing Date Notice except as expressly modified below.

2.The purpose of this Pricing Date Notice is to confirm certain terms and conditions of the Transaction entered into between Seller and Counterparty pursuant to the Confirmation.

Pricing Date:          , 2021

Number of Shares: [7,500,000] (the “Total Purchased Shares Amount”)

ANNEX I

SELLER	INVESTMENT MANAGER
Apollo A-N Credit Fund (Delaware), L.P.	Apollo A-N Credit Management, LLC
Apollo Atlas Master Fund, LLC	Apollo Atlas Management, LLC
Apollo Credit Strategies Master Fund Ltd.	Apollo ST Fund Management LLC
Apollo PPF Credit Strategies, LLC	Apollo PPF Credit Strategies Management, LLC
Apollo SPAC Fund I, L.P	Apollo SPAC Management I, L.P.

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